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                                                                Exhibit 99.5

                        CORPORATE OFFICE PROPERTIES TRUST
                        CLOSES CONSTELLATION TRANSACTION

                   Resulting entity becomes one of the largest
             commercial real estate operators in mid-Atlantic region

PHILADELPHIA, PA, September 29, 1998 -- Corporate Office Properties Trust (NYSE:
OFC), a Real Estate Investment Trust, today announced the completion of the initial and most significant stage of its transaction with Constellation Real Estate Group, Inc. and its affiliates (collectively, "Constellation"). Constellation is part of Constellation Enterprises, Inc., a wholly-owned subsidiary of Baltimore Gas and Electric Company (NYSE: BGE).

Corporate Office Properties Trust (the "Company") expects that the transaction will be immediately accretive to the Company's Funds From Operations (FFO) by $0.11 per fully diluted share on an annual basis.

The entire transaction has a value in excess of $178 million. It will increase Corporate Office Properties' portfolio by 55% to 48 properties located primarily in Pennsylvania, Maryland, New Jersey, and suburban Washington, D.C. - totaling
4.6 million square feet of space. In the fourth quarter, two office properties under construction (comprising 195,000 square feet) will be acquired upon the achievement of certain income thresholds. Two additional properties under construction (comprising 196,000 square feet) will be purchased within forty-five days of the close. In addition, the Company is slated to acquire one retail property in 1999. As this retail asset is non-strategic, the Company is actively seeking to sell the property and redeploy any profit.

In connection with the purchase, Constellation's management team has joined the Company, expanding the Company by 35 professionals and support staff. Randall M. Griffin, 53, formerly President of Constellation, has assumed the role of President and Chief Operating Officer reporting to Clay W. Hamlin, III, 53, Corporate Office Properties' Chief Executive Officer. Roger A. Waesche, Jr., 44, formerly Senior Vice President of Constellation has become Senior Vice President - Finance of Corporate Office Properties. John H. Gurley, 59, formerly Vice President and General Counsel of Constellation has become Vice President and General Counsel of Corporate Office Properties.

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In addition, Corporate Office Properties acquired Constellation's 75% ownership in Corporate Realty Management, LLC (CRM), Baltimore's largest commercial property/asset management organization. CRM provides property and asset management services to third-party major institutional real estate investors and provides corporate facility services to major owner-occupied corporate properties. Michael Kaiser, 47, President of CRM, will continue to head this operation and its 73 member team. CRM manages a 251-building, 17 million square foot portfolio, with eight offices in the Baltimore, Northern Virginia and Philadelphia areas.

The Company also announced the establishment of a new subsidiary, Corporate Development Services, LLC (CDS), to oversee a range of services on behalf of the Company that includes development, re-development and build-to-suit activities. CDS is managed by Dwight S. Taylor, 53, Senior Vice President for Development in conjunction with Stanley A. Link, 50, Senior Vice President of Construction.

Highlights

- At the closing, Corporate Office Properties paid consideration to Constellation consisting of the following components:

     -    (i)  6,182,634 Common Shares;

     - (ii) 865,566 Series A Convertible Preferred Shares valued at $25.00 per Share. Each Convertible Preferred Share yields 5.5% per annum and is convertible after two years into 1.8748 Common Shares; and,

     -    (iii) assumed $59.6 million in debt.

- At a subsequent closing in the fourth quarter 1998, the Company will acquire two additional newly constructed office properties totaling 194,641 square feet. The value of the consideration paid for these properties of approximately $30 million is expected to consist of 118,460 Series A Convertible Preferred Shares, 846,143 Common Shares, and $17.9 million in assumed debt.

- Corporate Office Properties received options or first rights of refusal to acquire 91 acres of entitled land at any time over the next two to five years. The acreage, contiguous to the Constellation office properties, allows for development of approximately two million square feet of additional office space.

- Constellation will become Corporate Office Properties' single largest investor, owning 41.8% of the Common Shares upon completion of the transaction.

- Constellation gains two seats to Corporate Office Properties' Board of Trustees, now increased to nine individual Trustees. These seats will be held by Edward A. Crooke, 59, Chairman of Constellation Enterprises, Inc. and Vice Chairman of BGE, and Steven D. Kesler, 46, President of Constellation Investments, Inc. and the new President of Constellation Real Estate Group, Inc.



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-    Corporate Office Properties will acquire two office buildings under construction in the Columbia, Maryland area within forty-five days. These additional projects, expected to be completed in mid 1999, will bring 196,000 square feet into service.


The transaction expands Corporate Office Properties' portfolio to more than 4.6 million square feet, with a concentration in Pennsylvania, Maryland, New Jersey and extending to the suburban Washington, D.C. area. Constellation's real estate properties added to the portfolio include five office buildings at The National Business Park in Anne Arundel County, MD, two office buildings in Columbia, MD, a 10-story, 200,000 square foot office building in Oxon Hill, MD, twin 75,000 square foot office buildings in Laurel, MD, a one-story office building in the Brandon Woods Business Park in Anne Arundel County, MD, a mixed-use complex at the Inner Harbor in Baltimore, MD, Cranberry Square Shopping Center in Westminster, MD, and Tred Avon Square in Easton, MD.

The acquired portfolio is comprised of Class A institutional quality properties with aggregate occupancy rates of 95%. With the completion of this transaction Corporate Office Properties will have over two million square feet of suburban office properties in the Baltimore/Washington corridor, establishing a dominant position in these submarkets.

"This is our first major entity transaction. It accomplishes several things for Corporate Office Properties; we have added a talented and experienced team, a high quality portfolio and an important significant investor," stated Clay W. Hamlin, III, Chief Executive Officer of Corporate Office Properties. "This combination provides us with the strength and infrastructure to achieve our future growth objectives."

Company Information

Corporate Office Properties Trust is a real estate investment trust which focuses on the acquisition, management, ownership and development of suburban office properties located in high-growth submarkets in the United States.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgement and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with the forward-looking information include the strength of the commercial office real estate market in which the Company operates, competitive market conditions, general economic growth, interest rates and capital market conditions. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

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